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                                                                      Exhibit 23


    REPORT AND CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Security Holders
Association for Investment in United States
  Guaranteed Assets, Inc.

We consent to the use in Post-Effective Amendment No. 19 and 20 to Registration Statement of Association For Investment In United States Guaranteed Assets, Inc. of our report dated February 11, 1998 appearing in the prospectus, which is part of the Registration Statement, and to the reference to us under the heading "Selected Financial Data" and "Experts" in such prospectus.

Bridgeport, Connecticut
June 15, 1998



                   DWORKEN, HILLMAN, LAMORTE & STERCZALA, P.C.